Exhibit 10.11(d)

AMENDMENT NUMBER THREE TO THE
UNITED STATES CELLULAR CORPORATION 2013 LONG-TERM INCENTIVE PLAN

WHEREAS, United States Cellular Corporation, a Delaware corporation (the “Company”) has adopted and maintains the United States Cellular Corporation 2013 Long-Term Incentive Plan (the “Plan”) for the benefit of certain employees;

WHEREAS, pursuant to Section 8.2 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval as specified in the Plan, including under applicable law or the principal national stock exchange on which the Common Shares of the Company are then traded;

WHEREAS, the Board desires to amend the Plan (i) to provide for vesting in part of outstanding awards if such awards are not continued or assumed by the surviving or acquiring company in connection with a Change in Control of the Company and in full in the case of certain employment terminations following such a Change in Control and (ii) to increase the amount of the employer match award applicable to annual bonus deferrals under the Plan; and

WHEREAS, such amendment is not subject to any required shareholder approval.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of December 1, 2020, as follows:

1.The third sentence of Section 7.2(a) hereby is amended to read as follows:

If the Committee determines that an Employer Match Award shall be granted, as of the date on which an amount (the “deferred amount”) is credited to an employee’s Deferred Compensation Account pursuant to Section 7.1, there also shall be credited to the employee’s Deferred Compensation Account an Employer Match Award equal to 33⅓% of the amount credited to the Deferred Compensation Account as of such date pursuant to Section 7.1 (or, in the case of deferrals for Bonus Years prior to the 2021 Bonus Year, equal to the sum of (i) 25% of the amount credited to the Deferred Compensation Account as of such date pursuant to Section 7.1 which is not in excess of one-half of the employee’s total gross annual bonus for the Bonus Year and (ii) 33⅓% of the amount credited to the Deferred Compensation Account as of such date pursuant to Section 7.1 which is in excess of one-half of the employee’s total gross annual bonus for the Bonus Year).

2.Section 8.9(a) hereby is amended in its entirety to read as follows:

Notwithstanding any other section of the Plan or any provision of any Agreement (whether currently in effect or as may be in effect in the future), but subject to the final two paragraphs of this Section 8.9(a), in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation:

(1)(i) causing some or all outstanding Stock Options and SARs to immediately become exercisable in full, (ii) causing some or all outstanding Restricted Stock Awards to become nonforfeitable and the Restriction Periods applicable to some or all outstanding Restricted Stock Awards to lapse in full or in part, (iii) causing some or all outstanding Restricted Stock Unit Awards to become nonforfeitable and, to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Restricted Stock Unit Awards to lapse in full or in part, (iv) causing some or all outstanding Performance Awards to become nonforfeitable and, to the extent permissible under section 409A of the Code, causing the Performance Periods applicable to some or all outstanding Performance Awards to lapse in full or in part, (v) causing the Performance Measures applicable to some or all outstanding Performance Awards, Restricted Stock Awards or Restricted Stock Unit Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), and (vi) causing some or all amounts deemed to be held in Deferred Compensation Accounts to become nonforfeitable; and/or

(2)substituting for some or all of the Common Stock available under the Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of such Common Stock shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Committee in accordance with Section 8.8; and/or

(3)requiring that outstanding awards, in whole or in part, be surrendered to the Company by the holder, and be immediately cancelled by the Company, and providing for the holder to receive (i) a cash payment in an amount equal to (A) in the case of a Stock Option or an SAR, the number of shares of Common Stock then subject to the portion of such Stock Option or SAR surrendered, to the extent such Stock Option or SAR is then exercisable or becomes exercisable pursuant to this Section 8.9(a), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such Stock Option or SAR, (B) in the case of a Stock Award, the number of shares of Common Stock or Restricted Stock Units, as the case may be, then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, on such Stock Award has lapsed or will lapse pursuant to this Section 8.9(a) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to this Section 8.9(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, (C) in the case of a Performance Award, the amount payable with respect to the portion of such award surrendered, to the extent the Performance Period applicable to such award has lapsed or will lapse pursuant to this Section 8.9(a) and to the extent that the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 8.9(a), and (D) in the case of a Deferred Compensation Account, the number of shares of Common Stock then subject to the portion of such account surrendered, to the extent such Deferred Compensation Account is then nonforfeitable or becomes nonforfeitable pursuant to this Section 8.9(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control; (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above. In the event of a payment or issuance pursuant to this Section 8.9(a)(3) with respect to a Deferred Compensation Account, such payment or issuance shall be made at the time that the account would have been paid if a Change in Control had not occurred.

Notwithstanding the foregoing or any provision in an Agreement to the contrary, if the award is not effectively continued or assumed by a surviving or acquiring company in a Change in Control (including by reason of the surviving or acquiring company not being publicly traded in the United States), as determined by the Board (as constituted prior to such Change in Control), effective at the time of the Change in Control (i) a pro-rata portion of Stock Option or SAR awards held by award recipients shall immediately become exercisable and shall be cancelled by the Company, and each award recipient shall receive, with respect to such pro-rata portion of the award, a cash payment in accordance with Section 8.9(a)(3)(i)(A) and (ii) a pro-rata portion of Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Employer Match Awards held by award recipients shall immediately become nonforfeitable and shall be cancelled by the Company, and each award recipient shall receive, with respect to such pro-rata portion of the award, a cash payment in accordance with subsection (B), (C) or (D), as applicable, of Section 8.9(a)(3)(i) (with any Performance Measures applicable to the award deemed to have been satisfied based on the greater of actual achievement through the date of the occurrence of the Change in Control and target achievement (or in the case of a Change in Control that occurs following the last day of the Performance Period but before settlement, actual achievement)). Such pro-rata portion shall be measured by a fraction, of which the numerator is the number of whole months of the original vesting period prior to the occurrence of the Change in Control, and the denominator is the number of whole months of the original vesting period, as reduced by the portion of the award that otherwise was exercisable or nonforfeitable at the time of the Change in Control, if any. Such cash payment shall be made within sixty (60) days following the occurrence of the Change in Control; provided, however, that if the award is considered “nonqualified deferred compensation” within the meaning of section 409A of the Code, and such accelerated payment is not permitted by section 409A of the Code, then payment shall be made at the same time payment would have been made had the Change in Control not occurred.

Notwithstanding the foregoing or any provision in an Agreement to the contrary, if the award is effectively continued or assumed by a surviving or acquiring company in a Change in Control, but, within two years following the Change in Control, the award recipient’s employment is terminated by the Employers and Affiliates without Cause or by the award recipient for Good Reason, then upon such termination any Stock Option or SAR awards held by the award recipient shall immediately become exercisable in full, and any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Employer Match Awards held by the award recipient shall immediately become nonforfeitable in full (with any Performance Measures applicable to the award at the time of such employment termination deemed to have been satisfied at target (or in the case of an employment termination that occurs following the last day of the Performance Period but before settlement, actual achievement).

3.Section 8.9 hereby is amended to add thereto the following new subsection (c):

(c)    For purposes of this Section 8.9, “Cause” shall have the meaning set forth in the employment agreement between the award recipient and an Employer as in effect on the date of grant of the award, if any. If the award recipient is not a party to such an employment agreement that contains such definition, “Cause” shall mean, with respect to the award recipient (as reasonably determined in good faith by the Committee):

(1)any conviction of, or plea of nolo contendere to, a felony;

(2)the theft, conversion, embezzlement or misappropriation by the award recipient of funds or other assets of the Employers and Affiliates or any other act of fraud or dishonesty with respect to the Employers and Affiliates;

(3)a material breach by the award recipient of his or her employment duties and responsibilities (other than as a result of incapacity due to physical or mental illness) (A) which is the result of the award recipient’s gross negligence or (B) which is demonstrably willful and deliberate on the award recipient’s part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employers and Affiliates; or

(4)the award recipient’s Competition, Misappropriation, Solicitation or Disparagement (in each case, as defined in Section 8.10), or other material violation of a restrictive covenant made by the award recipient for the benefit of the Employers and Affiliates.

4.Section 8.9 hereby is amended to add thereto the following new subsection (d):

(d)    For purposes of this Section 8.9, “Good Reason” shall have the meaning set forth in the employment agreement between the award recipient and an Employer as in effect on the date of grant of the award, if any. If the award recipient is not a party to such an employment agreement that contains such definition, “Good Reason” shall mean the occurrence of any of the following events without the award recipient’s written consent and which is not remedied by the Employers and Affiliates within thirty (30) days after receipt of written notice from the award recipient specifying such event:

(1)a material diminution in the award recipient’s authority, duties or responsibilities with the Employers and Affiliates as in effect immediately prior to the Change in Control;

(2)a material diminution in the authority, duties or responsibilities of the person at the Employers and Affiliates to whom the award recipient is required to report as in effect immediately prior to the Change in Control;

(3)a reduction in the award recipient’s rate of base salary, target annual bonus, target long-term incentive opportunity or retirement, welfare or other benefits as in effect immediately prior to the Change in Control (other than a reduction in retirement, welfare or other benefits similarly affecting all or substantially all similarly situated persons); or

(4)the relocation of the office at which the award recipient was principally employed immediately prior to the Change in Control to a location more than fifty (50) miles from the location of such office (except for required travel on business substantially consistent with the award recipient’s business travel obligations immediately prior to the Change in Control).

“Good Reason” shall exist only if (i) the award recipient provides to the applicable Employer or Affiliate the written notice specifying such event, as referenced above, within sixty (60) days following the initial existence of the event and (ii) the award recipient terminates employment due to Good Reason within one hundred twenty (120) days following the initial existence of the event.

* * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Amendment Number Three as of this second day of December, 2020.

UNITED STATES CELLULAR CORPORATION

By:	/s/ Laurent C. Therivel
Laurent C. Therivel
Its:	President and Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NUMBER THREE TO
UNITED STATES CELLULAR CORPORATION 2013 LONG-TERM INCENTIVE PLAN